Exhibit 99.1

Lincoln Educational Services Corporation Generates $4.6 Million in Operating Income During Third Quarter 2015

●	Total Revenue of $79 million

●	Net Income of $0.11 per share

●	$14.1 Million in Cash Generated from Operations

●	Transportation & Skilled Trades Segment Operating Income Grows 71% vs. Q3’14

●	Launches Plan to Focus Operations on Transportation & Skilled Trades Segment; Divest Healthcare & Other Professions Segment

WEST ORANGE, N.J., November 4, 2015 -- Lincoln Educational Services Corporation (Nasdaq:LINC) today reported financial results for the third quarter ended September 30, 2015.

“During the third quarter, our team continued to improve Lincoln’s operating performance through the persistent implementation of our plan to return the Company to sustainable profitability while continuing to meet the needs of our students,” said Scott Shaw, President and Chief Executive Officer.  “As a result of our efforts, both of the Company’s operating segments showed improved performance and Lincoln generated operating income company-wide for the first time in three quarters.  The Transportation and Skilled Trades segment operating returns during the quarter were particularly strong and illustrate one of the key factors behind our determination that Lincoln’s best strategy to sustain profitability and maximize shareholder returns is by focusing exclusively on this segment.  During the quarter we grew operating income from the Transportation and Skilled Trades segment by 71% and expanded the number of campuses that will be offering the Audi Advanced Certification Program.  We will focus on continuing to build the Transportation and Skilled Trades momentum during the fourth quarter as well as implement the plan to divest our Healthcare and Other Professions segment.”

THIRD QUARTER RESULTS (CONTINUING OPERATIONS):

Revenue was $79.0 million for the third quarter compared with $84.0 million in 2014 quarter.  This was a result of a 9.5% decline in average student population, which decreased to 12,815 from 14,153.  The revenue decline from lower student population was partially offset by a 3.8% increase in average revenue per student primarily related to improved student retention and a shift in program mix.

Operating income for the quarter was $4.6 million compared to an operating loss of $39.5 million for the third quarter of 2014.  Impairment of goodwill and long-lived assets was $0.2 million and $39.3 million for the quarter ended September 30, 2015 and 2014, respectively.  The improvement excluding the impairment of goodwill and long lived-assets was driven by a $3.4 million reduction in educational services and facilities expense, and a $6.8 million decrease in selling, general and administrative expenses offset by a decrease in revenue.

The Company’s educational services and facilities expenses decreased during the third quarter primarily due to a decrease of $2.0 million, or 7.9%, in instructional and books and tools expenses. Instructional savings were a result of a reduced instructor headcount and other related costs resulting from lower average student population. Similarly, the decrease in books and tools expense is also attributable to the decrease in average student population.  In addition, facilities expenses decreased by $1.4 million, or 8.3%, primarily due to lower depreciation expense.   Educational services and facilities expenses, as a percentage of revenue, decreased to 49.4% from 50.5%.

Selling, general and administrative expenses decreased by $6.8 million, or 16.2%, to $34.9 million compared with $41.7 million in the 2014 third quarter.  Sales and marketing expenses decreased by $0.9 million, or 6.1%, related to the transition to a centralized call center as well as reduced travel costs and salary expense partially offset by increased marketing expense of $0.6 million.  Administrative expense was lower by $5.3 million, or 22.8%, as a result of management restructuring resulting in lower salaries and benefit expenses.  As a percentage of revenues, selling, general and administrative expense decreased to 44.8% in the third quarter of 2015 from 49.7% in the prior year.

The third quarter’s net income from continuing operations improved to $2.6 million, or $0.11 per share, compared to a net loss of $35.4 million, or $1.55 per share, for the third quarter of 2014.

The Company had $32.4 million of cash and cash equivalents at September 30, 2015 as compared to $12.3 million of cash and cash equivalents as of December 31, 2014.

As of September 30, 2015, total assets classified as assets held for sale were $44.8 million compared to $52.4 at June 30, 2015.  The decrease in assets held for sale mainly relates to a property that was previously expected to be sold within one year and is no longer available for sale.

Segment Financial Performance

Transportation and Skilled Trades segment revenue for the 2015 third quarter decreased to $49.7 million compared to $51.3 million for the 2014 third quarter, primarily driven by a decline in average student population. The revenue decline from lower population was partially offset by a 5.3% increase in average revenue per student due to improved student retention and a shift in program mix.  Operating income improved to $10.6 million from $6.2 million driven by expense reductions in educational services and facilities as well as in selling, general and administrative expenses.

Healthcare and Other Professions segment revenue decreased by $2.8 million, or 8.7%, to $29.1 million in the three months ending September 30, 2015 from $31.9 million in the comparable period primarily attributable to a decrease in average student population.  Operating loss improved by $37.7 million, or 97.7%, to $0.9 million from $38.6 million as a result of impairment of goodwill and long-lived assets of $37.6 million in 2014 and expense reductions that went into effect in late in 2014.

Included in the Healthcare and Other Professions segment is the Hartford, Connecticut campus which offers culinary programs.  In the 2015 third quarter, the Hartford campus had a net loss of $1.4 million.

On November 3, 2015, Lincoln announced the Board of Directors had approved a plan for the Company to divest its Healthcare and Other Professions business segment.  Due to this decision, beginning in the fourth quarter of 2015, this segment is anticipated to be classified as discontinued operations.  Net assets held for sale are required to be recorded on the Company’s balance sheet at the lower of their carrying amount or estimated fair value, less estimated costs to sell. Accordingly, the Company may recognize an impairment charge during the fourth quarter related to discontinued operations, but such a charge cannot be reasonably estimated at this time.  In addition, as of September 30, 2015 the Company has two campuses held for sale.  With the approval of the plan to divest the Healthcare and Other Professions business segment one of the campuses will no longer be included as held for sale.

The Transitional segment consists of the Fern Park, Florida campus where the Company ceased new student enrollment resulting in an operating loss for the third quarter of 2015 which was essentially flat at $0.5 million compared to $0.6 million for the third quarter of 2014.

NINE MONTH FINANCIAL RESULTS (CONTINUING OPERATIONS)

Revenue was $228.2 million for the nine months ended September 30, 2015 versus $239.6 million in the comparable period in 2014.  Excluding the Las Vegas, Nevada and Hamden, Connecticut campuses which during the second half of 2014 merged into their neighboring campuses (the “merged campuses”), 2015 revenue decreased by $9.5 million, or 4.0%, and average student population declined 5.7%.  Operating loss for the nine months was $7.0 million, an 87.8% improvement from the comparable period in 2014.  Educational services and facilities expense decreased by $10.3 million, or 8.3%, to $114.6 million for the nine months ending September 30, 2015 from $124.9 million in the prior comparable period. Selling, general and administrative expense decreased by $12.7 million, or 9.6%, to $120.2 million for the nine months ending September 30, 2015 from $132.9 million in the prior comparable period of 2014.

Transportation and Skilled Trades revenue was $137.0 million in the first nine months of 2015, versus $139.1 million in the comparable period.  Healthcare and Other Professions revenue was $89.9 million in the first nine months of 2015 compared to $98.0 million in the first nine months of 2014.  Revenue for the merged campuses were zero and $1.9 million for the nine months ended September 30, 2015 and 2014, respectively.  Excluding the merged campuses, revenue was $89.9 million from $96.1 million.  Transitional revenue was $1.3 million down from $2.5 million in the prior year period.

The nine month period’s net loss from continuing operations improved by 79.0% to $11.9 million, or $0.51 per share, compared $56.6 million, or $2.48 per share in 2014.

2015 FULL YEAR GUIDANCE UPDATE:

Lincoln reaffirms guidance for the full year 2015 for the total Company as follows:

Revenue is expected to be approximately $300 million, student starts are expected to decline approximately 10%, and net loss per share is expected to range between -$0.45 and -$0.50.

Due to the Board of Director’s decision to divest Lincoln’s Healthcare and Other Professions business segment beginning in the fourth quarter of 2015, this segment is anticipated to be classified as discontinued operations, Lincoln is providing 2015 additional guidance as follows:

Reflecting the anticipated classification of the Healthcare and Other Professions segment as discontinued operations, the additional guidance is based on continuing operations from the Transportation and Skilled Trades segment and Corporate while excluding the Transitional segment and the previously merged Las Vegas, Nevada and Hamden, Connecticut campuses.  Revenue is expected to be approximately $180 million, student starts to decline approximately 8% and net income to be slightly positive.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-318-8615 (domestic) or 617-399-5134 (international) and citing code 67728323. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 15560741.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions, and Transitional.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 31 campuses in 15 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln Culinary Institute and Lincoln College of New England.  As of September 30, 2015, approximately 13,840 students were enrolled at Lincoln’s campuses.

SAFE HARBOR

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2014.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2014.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Tables to Follow)

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2015 (Unaudited)		Nine Months Ended September 30, 2015 (Unaudited)
	2015	2014	2015	2014

REVENUE	$79,046	$83,982	$228,159	$239,573
COSTS AND EXPENSES:
Educational services and facilities	39,026	42,440	114,572	124,879
Selling, general and administrative	34,944	41,712	120,200	132,901
Loss (gain) on sale of assets	228	-	188	(61)
Impairment of goodwill and long-lived assets	216	39,315	216	39,315
Total costs & expenses	74,414	123,467	235,176	297,034
OPERATING INCOME (LOSS)	4,632	(39,485)	(7,017)	(57,461)
OTHER:
Interest income	19	53	40	125
Interest expense	(2,216)	(1,637)	(5,570)	(4,131)
Other income	196	149	790	149
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,631	(40,920)	(11,757)	(61,318)
PROVISION (BENEFIT) FOR INCOME TAXES	50	(5,556)	150	(4,719)
INCOME (LOSS) FROM CONTINUING OPERATIONS	2,581	(35,364)	(11,907)	(56,599)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(2,717)	-	(4,172)
NET INCOME (LOSS)	$2,581	$(38,081)	$(11,907)	$(60,771)
Basic
Earnings (loss) per share from continuing operations	$0.11	$(1.55)	$(0.51)	$(2.48)
Loss per share from discontinued operations	-	(0.12)	-	(0.18)
Net earnings (loss) per share	$0.11	$(1.67)	$(0.51)	$(2.66)
Diluted
Earnings (loss) per share from continuing operations	$0.11	$(1.55)	$(0.51)	$(2.48)
Loss per share from discontinued operations	-	(0.12)	-	(0.18)
Net earnings (loss) per share	$0.11	$(1.67)	$(0.51)	$(2.66)
Weighted average number of common shares outstanding:
Basic	23,230	22,843	23,140	22,789
Diluted	23,270	22,843	23,140	22,789

Other data:

Adjusted EBITDA (1)	$8,527	$4,670	$4,716	$(3,363)
Depreciation and amortization from continuing operations	$3,483	$4,691	$10,727	$14,634
Number of campuses from continuing operations	31	31	31	31
Average enrollment from continuing operations	12,815	14,153	12,969	13,893
Stock-based compensation	$106	$782	$886	$2,486
Net cash provided by operating activities	$14,138	$16,220	$2,492	$1,321
Net cash provided by (used in) investing activities	$59	$(2,185)	$(1,159)	$(4,729)
Net cash provided by (used in) financing activities	$13,375	$(8,092)	$18,790	$3,224

Selected Consolidated Balance Sheet Data:	September 30, 2015
(In thousands)

Cash and cash equivalents	$32,422
Current assets	106,629
Working capital	42,501
Total assets	221,908
Current liabilities	64,128
Long-term debt and capital lease obligations, including current portion	79,481
Total stockholders' equity	72,578

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  EBITDA and Adjusted EBITDA are presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2015	2014	2015	2014

Net income (loss) from continuing operations	$2,581	$(35,364)	$(11,907)	$(56,599)
Interest expense, net	2,197	1,584	5,530	4,006
Provision (benefit) for income taxes	50	(5,556)	150	(4,719)
Depreciation and amortization	3,483	4,691	10,727	14,634
EBITDA	8,311	(34,645)	4,500	(42,678)

Impairment of goodwill and long-lived assets	216	39,315	216	39,315
Adjusted EBITDA	$8,527	$4,670	$4,716	$(3,363)

	Three Months Ended September 30, (Unaudited)
	Auto		Allied Health		Transitional		Corporate
	2015	2014	2015	2014	2015	2014	2015	2014

Net income (loss) from continuing operations	$10,217	$5,872	$(1,219)	$(38,925)	$(559)	$(653)	$(5,858)	$(1,658)
Interest expense, net	364	321	557	508	99	100	1,177	655
Provision (benefit) for income taxes	-	-	-	-	-	-	50	(5,556)
Depreciation and amortization	2,180	2,943	1,057	1,400	68	122	613	226
EBITDA	12,761	9,136	395	(37,017)	(392)	(431)	(4,018)	(6,333)

Impairment of goodwill and long-lived assets	216	1,680	-	37,635	-	-	-	-
Adjusted EBITDA	$12,977	$10,816	$395	$618	$(392)	$(431)	$(4,018)	$(6,333)

	Nine Months Ended September 30, (Unaudited)
	Auto		Allied Health		Transitional		Corporate
	2015	2014	2015	2014	2015	2014	2015	2014

Net income (loss) from continuing operations	$17,169	$8,511	$(4,496)	$(42,956)	$(1,995)	$(1,853)	$(22,585)	$(20,301)
Interest expense, net	1,265	906	1,743	1,567	298	290	2,224	1,243
Provision (benefit) for income taxes	-	-	-	-	-	-	150	(4,719)
Depreciation and amortization	6,714	9,210	3,225	4,324	208	380	1,016	720
EBITDA	25,148	18,627	472	(37,065)	(1,489)	(1,183)	(19,195)	(23,057)

Impairment of goodwill and long-lived assets	216	1,680	-	37,635	-	-	-	-
Adjusted EBITDA	$25,364	$20,307	$472	$570	$(1,489)	$(1,183)	$(19,195)	$(23,057)

REPORTABLE SEGMENT RESULTS:

	Three Months Ended September 30,
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$49,696	$51,272	-3.1%
Healthcare and Other Professions	29,086	31,874	-8.7%
Transitional	264	836	-68.4%
Total	$79,046	$83,982	-5.9%

Operating Income (Loss):
Transportation and Skilled Trades	$10,592	$6,193	71.0%
Healthcare and Other Professions	(894)	(38,566)	97.7%
Transitional	(460)	(553)	16.8%
Corporate	(4,606)	(6,559)	29.8%
Total	$4,632	$(39,485)	111.7%

Starts:
Transportation and Skilled Trades	3,158	3,428	-7.9%
Healthcare and Other Professions	2,403	2,618	-8.2%
Transitional	-	50	-100.0%
Total	5,561	6,096	-8.8%

Average Population:
Transportation and Skilled Trades	7,446	8,108	-8.2%
Healthcare and Other Professions	5,307	5,846	-9.2%
Transitional	62	199	-68.8%
Total	12,815	14,153	-9.5%

End of Period Population:
Transportation and Skilled Trades	7,852	8,312	-5.5%
Healthcare and Other Professions	5,932	6,671	-11.1%
Transitional	56	206	-72.8%
Total	13,840	15,189	-8.9%

	Nine Months Ended September 30,
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$136,987	$139,076	-1.5%
Healthcare and Other Professions	89,911	97,971	-8.2%
Transitional	1,261	2,526	-50.1%
Total	$228,159	$239,573	-4.8%

Operating Income (Loss):
Transportation and Skilled Trades	$18,334	$9,417	94.7%
Healthcare and Other Professions	(3,443)	(41,538)	91.7%
Transitional	(1,697)	(1,563)	-8.6%
Corporate	(20,211)	(23,777)	15.0%
Total	$(7,017)	$(57,461)	87.8%

Starts:
Transportation and Skilled Trades	6,875	7,355	-6.5%
Healthcare and Other Professions	5,289	5,959	-11.2%
Transitional	31	172	-82.0%
Total	12,195	13,486	-9.6%

Average Population:
Transportation and Skilled Trades	7,216	7,529	-4.2%
Healthcare and Other Professions	5,649	6,163	-8.3%
Transitional	104	201	-48.3%
Total	12,969	13,893	-6.7%

End of Period Population:
Transportation and Skilled Trades	7,852	8,312	-5.5%
Healthcare and Other Professions	5,932	6,671	-11.1%
Transitional	56	206	-72.8%
Total	13,840	15,189	-8.9%

CONTACT: Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340

EVC Group, Inc.
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Chris Dailey, cdailey@evcgroup.com; 646-445-4801
Lincoln Educational Services Corporation